Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Form S-1 (File No. 333-191278) of Xcel Brands, Inc. of our report dated April 11, 2014 relating to the consolidated financial statements of Xcel Brands, Inc. and Subsidiaries as of December 31, 2013 and 2012, and for the years then ended included in this Annual Report of Xcel Brands, Inc. on Form 10-K for the year ended December 31, 2013.

/s/ CohnReznick LLP

New York, New York

April 11, 2014